EXHIBIT 99.1

FIRST                                                                      FOR

FEDERAL                                                              IMMEDIATE

BANCSHARES                                                             RELEASE
1401 Highway 62-65 North
P. O. Box 550
Harrison, AR  72601                           FOR FURTHER INFORMATION CONTACT:
                                                 Larry J. Brandt/President-CEO
                                                      Tommy Richardson/EVP-COO
                                                       Sherri Billings/EVP-CFO
                                                                  870-741-7641


           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                       ANNOUNCES EARNINGS


Harrison, Arkansas - October 29, 2003 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank") announced today that the Corporation's net income amounted to $1,872,000 or $0.73 basic earnings per share and $0.69 diluted earnings per share during the third quarter of 2003 compared to net income of $2,224,000 or $0.84 basic earnings per share and $0.81 diluted earnings per share during the third quarter of 2002. Earnings for the nine months ended September 30, 2003 amounted to $5,743,000 or $2.26 basic earnings per share and $2.15 diluted earnings per share compared to earnings of $5,814,000 or $2.11 basic earnings per share and $2.03 diluted earnings per share for the same period ended September 30, 2002. Book value or stockholders' equity per share, at September 30, 2003, was $27.61.

Larry J. Brandt, President/CEO for the Corporation said, "We are pleased to report an increase in diluted earnings per share to $2.15 for the nine months ended September 30, 2003 from $2.03 for the nine months ended September 30, 2002. We also increased the quarterly dividend to $.18 per share compared to $.16 per share last quarter and $.14 per share the same quarter last year. This equates to a dividend payout ratio for the nine months ended September 30, 2003 of 23% compared to 19% for the same period in 2002. Book value per share has also increased compared to the prior year, from $25.09 at September 30, 2002 to $27.61 at September 30, 2003. During the third quarter, we opened our fourth branch office in Benton County, one of the fastest growing counties in the state."

Total assets at September 30, 2003 amounted to $695.8 million, total liabilities were $622.2 million and stockholders' equity totaled $73.6 million or 10.6% of total assets. This compares with total assets of $679.9 million, total liabilities of $610.6 million and stockholders' equity of $69.3 million or 10.2% of total assets at December 31, 2002. At September 30, 2003 compared to December 31, 2002, cash and cash equivalents increased $29.0 million or 65.1%, investment securities held to maturity decreased $25.0 million or 21.8% and net loans receivable increased $7.4 million or 1.5%. At September 30, 2003, liabilities were $622.2 million compared to $610.6 million at December 31, 2002. The $11.6 million or 1.9% increase was primarily due to an increase of $4.1 million or 0.7% in deposits and an increase in Federal Home Loan Bank ("FHLB") of Dallas advances of $4.9 million

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or 12.7%.  The funds available from the proceeds of matured or called investment securities held to maturity and the increase in deposits and FHLB advances were temporarily invested in cash and cash equivalents and used to fund loan growth. Stockholders' equity increased during the nine month period ended September 30, 2003, due to net income in the amount of $5.7 million resulting from continued profitable operations, as well as the issuance of 55,284 shares of treasury stock totaling $1.1 million as a result of the exercise of stock options. Such increase was partially offset by the purchase of 83,700 shares of treasury stock totaling $2.4 million in connection with the Corporation's stock repurchase program and, to a lesser extent, the payment of quarterly cash dividends in the amount of $1.3 million.

Non-performing assets, consisting of nonaccrual and restructured loans and repossessed assets, amounted to $9.3 million or 1.34% of total assets at September 30, 2003, compared to $7.3 million or 1.07% of total assets at December 31, 2002. At September 30, 2003, nonaccrual loans, restructured loans, and repossessed assets amounted to $4.5 million, $3.8 million, and $970,000, respectively, compared to $2.7 million, $4.2 million, and $361,000, respectively, at December 31, 2002. The increase in nonaccrual loans is attributable to two unrelated borrowers with loan balances totaling $1.8 million. The Bank does not expect to incur losses on these loans based on the estimated value of the collateral properties. The allowance for loan losses amounted to $1.7 million at September 30, 2003 or .33% of total loans. The allowance for loan losses amounted to $1.5 million at December 31, 2002 or .30% of total loans.

Net interest income, the primary component of net income, decreased from $5.9 million for the three months ended September 30, 2002 to $5.7 million for the comparable period in 2003 and increased from $16.5 million to $17.0 million for the nine months ended September 30, 2002 and 2003, respectively. Net interest margin for both the three months and nine months ended
September 30, 2003 was 3.50% compared to 3.73% and 3.43%, respectively, for the same periods in 2002.

The provision for loan losses decreased $43,000 to $204,000 for the three month period ended September 30, 2003 compared to $247,000 for the three month period ended September 30, 2002 and decreased $364,000 to $619,000 for the nine month period ended September 30, 2003 compared to $983,000 for the nine month period ended September 30, 2002. The decrease in the provision for loan losses for the nine month period ended September 30, 2003 was due to an estimated loss on a commercial real estate loan of approximately $415,000 recorded in the nine months ended September 30, 2002.

Noninterest income increased $538,000 or 40.7% to $1.9 million for the three month period ended September 30, 2003 compared to $1.3 million for the three months ended September 30, 2002 primarily due to an increase in profit on sale of mortgage loans in the secondary market and the corresponding recognition of fees related to such loans. Non-interest income increased $1.7 million or 43.4% to $5.5 million for the nine month period ended September 30, 2003 compared to $3.9 million for the nine months ended September 30, 2002 primarily due to an increase in profit on sale of mortgage loans in the secondary market and the corresponding recognition of fees related to such loans and the appreciation in value recognized on the contribution of the office building formerly occupied by the Bank's lending operations.

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Noninterest expenses increased $930,000 or 25.7% between the 2002 and 2003 three month periods ended September 30 and increased
$3.0 million or 28.0% between the 2002 and 2003 nine month periods ended September 30. Such increases were primarily due to an increase in salaries and employee benefits and net occupancy expense. In addition, the increase between the nine month periods was due to an increase in contributions as a result of the donation of the building discussed above.

During the third quarter of 2003, the Bank celebrated the GRAND OPENING of its new Northtown Financial Center. This new 40,000 square foot office is a full service facility and also serves as the Bank's corporate headquarters. The Bank promoted FREE Student Checking and its First Money Visa Check Card. The Bank also continued with its "You're Thinking/We're Thinking Campaign" with emphasis on our Online Banking and Mortgages. For information on all the products and services we offer, visit us at www.ffbh.com or call our Account Information Center at (870) 365-8329 or (866) AIC-FFBH toll free or by email at aic@ffbh.com. The Bank, in its 69th year, conducts business from 16 offices in Northcentral and Northwest Arkansas.




                    Financial Tables Attached


























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           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
    CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                   (In thousands of dollars)
                           (Unaudited)


                                              September 30,       December 31,
ASSETS                                             2003               2002
                                              _____________       ____________
Cash and cash equivalents                       $ 73,449            $ 44,493
Investment securities held to maturity            89,473             114,471
Federal Home Loan Bank stock                       5,153               5,064
Loans receivable, net of allowances              490,828             483,468
Accrued interest receivable                        3,918               4,380
Real estate acquired in settlement of loans, net     924                 320
Office properties and equipment, net              14,492              10,690
Prepaid expenses and other assets                 17,573              17,010
                                                 -------             -------
  TOTAL ASSETS                                  $695,810            $679,896
                                                 =======             =======


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits                                        $572,897            $568,762
Federal Home Loan Bank advances                   43,522              38,610
Advance payments by borrowers for
  taxes and insurance                                513                 760
Other liabilities                                  5,319               2,498
                                                 -------             -------
  Total liabilities                              622,251             610,630

TOTAL STOCKHOLDERS' EQUITY                        73,559              69,266
                                                 -------             -------
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                        $695,810            $679,896
                                                 =======             =======














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           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               AND RELATED SELECTED OPERATING DATA
      (In thousands of dollars, except earnings per share)
                           (Unaudited)

                                     Three Months Ended   Nine Months Ended
                                          Sept. 30,           Sept. 30,
                                        2003      2002    2003        2002
                                     ------------------   ------------------

Interest income                      $  9,475 $  11,070 $ 29,281 $ 33,415
Interest expense                        3,799     5,122   12,305   16,875
                                        -----     -----   ------   ------
Net interest income                     5,676     5,948   16,976   16,540
Provision for loan losses                 204       247      619      983
                                        -----     -----   ------   ------
Net interest income after
  provision for loan losses             5,472     5,701   16,357   15,557
Noninterest income                      1,861     1,323    5,549    3,870
Noninterest expenses                    4,547     3,617   13,574   10,603
                                        -----     -----   ------   ------
Income before income taxes              2,786     3,407    8,332    8,824
Income tax provision                      914     1,183    2,589    3,010
                                        -----     -----   ------   ------
Net income                            $ 1,872   $ 2,224   $5,743   $5,814
                                        =====     =====    =====    =====

Earnings Per Share:

  Basic                                 $0.73     $0.84    $2.26    $2.11
                                        =====     =====    =====    =====
  Diluted                               $0.69     $0.81    $2.15    $2.03
                                        =====     =====    =====    =====




Selected Operating Data (Annualized):
-------------------------------------
Interest rate spread                     3.39%     3.55%    3.38%    3.20%
Net interest margin                      3.50%     3.73%    3.50%    3.43%
Return on average assets                 1.08%     1.32%    1.11%    1.14%
Noninterest expenses to average assets   2.61%     2.14%    2.62%    2.08%
Return on average equity                10.19%    12.78%   10.63%   10.91%












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